UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 12, 2020

MEDNAX, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida	001-12111	26-3667538
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 Concord Terrace Sunrise, Florida 33323 (Address of principal executive office) (zip code)

Registrant’s telephone number, including area code (954) 384-0175

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	MD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material definitive Agreement.

Agreement with Starboard Value LP

On July 12, 2020, MEDNAX, Inc., a Florida corporation (the “Company”), entered into an agreement (the “Agreement”) with Starboard Value LP and certain of its affiliates (collectively, “Starboard”), regarding, among other things, the membership and composition of the Company’s Board of Directors (the “Board”) and committees thereof. As of July 12, 2020, Starboard beneficially owns, in the aggregate, 8,450,000 shares, or approximately 9.9% of the Company’s common stock, issued and outstanding.

Pursuant to the Agreement, the Company (i) accepted the resignations of each of Cesar L. Alvarez, Michael B. Fernandez, Pascal J. Goldschmidt, M.D., Carlos Migoya and Enrique J. Sosa, Ph.D. (collectively, the “Departing Directors”) as members of the Board and from any Board committee memberships, (ii) concurrently with the resignations by the Departing Directors, appointed each of Thomas A. McEachin, Mark S. Ordan, Guy P. Sansone, John M. Starcher, Jr. and Shirley A. Weis (each an “Independent Appointee” and collectively, the “Independent Appointees”) as directors of the Company with terms expiring at the Company’s 2020 Annual Meeting of Shareholders (the “2020 Annual Meeting”); (iii) subject to their consent to serve, agreed to nominate the Independent Appointees (including any replacement directors pursuant to the Agreement) and Karolyn D. Barker, Waldemar A. Carlo, M.D., Paul G. Gabos, Manuel Kadre, Roger J. Medel M.D. and Michael Rucker (collectively, the “Continuing Directors”) for election to the Board at the 2020 Annual Meeting for terms expiring at the Company’s 2021 Annual Meeting of Shareholders (the “2021 Annual Meeting”); (iv) agreed to recommend, support and solicit proxies for the election of the Independent Appointees at the 2020 Annual Meeting in the same manner as it recommends, supports, and solicits proxies for the election of the Continuing Directors; (v) agreed to determine that each of the Independent Appointees is deemed to be (a) a member of the “Incumbent Board” or an “Applicable Director” (as such term may be defined in the definition of “Change in Control,” “Change of Control” (or any similar term) under certain of the Company’s compensation plans, equity plans, and similar internal documents and (b) a member of the Board as of the beginning of any applicable measurement period for the purposes of the definition of “Change in Control” or any similar term under the Company’s compensation plans, equity plans, and similar internal documents; (vi) accepted the resignation of Cesar L. Alvarez as Chair of the Board and appointed Mr. Sansone as Chair of the Board for the duration of the Standstill Period (as defined below); (vii) accepted the irrevocable resignation of Dr. Medel as a non-employee director and from all applicable committees of the Board effective upon the conclusion of the 2021 Annual Meeting (the “Retirement Date”); (viii) agreed that, during the Standstill Period, the Board will not increase the size of the Board to more than 11 directors without Starboard’s consent; (ix) agreed to allow Gavin T. Molinelli, a representative of Starboard, as a Board observer during the Standstill Period; (x) formed a Strategy Committee of the Board (the “Strategy Committee”) to review, evaluate and oversee the Company’s corporate strategy and identify opportunities to create value for the Company’s shareholders; (xi) appointed the members of the Strategy Committee, the Audit Committee of the Board (the “Audit Committee”), the Compensation Committee of the Board (the “Compensation Committee”), the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”) and the Medical Science and Technology Committee of the Board (the “Medical Science and Technology Committee”) as described in Item 5.02 of this Current Report on Form 8-K; and (xii) disbanded the Executive Committee of the Board (the “Executive Committee”).

With respect to the 2020 Annual Meeting, Starboard has agreed to, among other things, (i) withdraw its letter to the Company on November 27, 2019 nominating a slate of director candidates to be elected to the Board at the 2020 Annual Meeting and (ii) vote, subject to certain conditions, all shares of the Company’s common stock beneficially owned by Starboard in favor of the Company’s director nominees and in accordance with the Board’s recommendations on all other proposals, subject to certain limited exceptions.

Starboard also agreed to certain customary standstill provisions, effective as of the date of the Agreement through the earlier of (x) fifteen (15) business days prior to the deadline for the submission of shareholder nominations for the 2021 Annual Meeting pursuant to the Company’s Amended and Restated Articles of Incorporation, as amended, provided, that if the 2021 Annual Meeting has been changed to be more than thirty (30) calendar days before the date contemplated by the Company’s 2020 proxy statement or if the date of the 2021 Annual Meeting is scheduled to be more than thirty (30) calendar days before the one-year anniversary of the date of the 2020 Annual Meeting, then the Company will provide Starboard with prior written notice of the date of the 2021 Annual Meeting at least fifteen (15) business days before the date on which notice of the date of the 2021 Annual Meeting is given to shareholders or made public, whichever first occurs, or (y) 100 days prior to the first anniversary of the 2020 Annual Meeting (the “Standstill Period”), prohibiting Starboard from, among other things: (i) soliciting proxies or consents with respect to securities of the Company; (ii) entering into a voting agreement or forming, joining or participating in a “group” with other stockholders of the Company, other than certain affiliates of Starboard; (iii) seeking or submitting or encouraging any person to submit nominees in furtherance of a contested solicitation for the appointment, election or removal of directors; (iv) submitting any proposal for consideration by stockholders of the Company at any annual or special meeting of stockholders or through any written consent, soliciting a third party to make an acquisition proposal, commenting on any third-party acquisition proposal or calling or seeking a special meeting of stockholders or act by written consent; (v) seeking, alone or in concert with others, representation on the Board other than as described above; or (vi) advising, encouraging, supporting, or influencing any person with respect to the voting or disposition of the Company’s common stock.

During the Standstill Period, and for so long as Starboard beneficially owns at least 3.0% of the Company’s then-outstanding common stock or 2,566,025 shares of the Company’s common stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), whichever is lesser (the “Minimum Ownership Threshold”), if any Independent Appointee (or any replacement director) ceases to be a director for any reason, Starboard may recommend a replacement independent director who meets the criteria specified in the Agreement.

The Company and Starboard also made certain customary representations, agreed to mutual non-disparagement provisions and agreed to jointly issue a press release announcing certain terms of the Agreement. The Company also agreed to reimburse Starboard for its reasonable, documented out-of-pocket fees and expenses (including legal fees) incurred in connection with Starboard’s involvement with the Company though the date of the Agreement, not to exceed $1.2 million in the aggregate.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Mark S. Ordan as Chief Executive Officer

On July 12, 2020, Mr. Ordan was appointed as Chief Executive Officer of the Company, and Mr. Ordan and a wholly-owned subsidiary of the Company entered into an employment agreement (the “Ordan Employment Agreement”). Pursuant to the Ordan Employment Agreement, Mr. Ordan is to receive, among other things and subject to certain exceptions and conditions set forth therein, (i) an annual base salary of $1 million (prorated for 2020); (ii) a one-time payment in 2020 equal to $250,000 for developing a strategic plan for the Company’s transformation; (iii) a target annual incentive bonus equal to 150% of his annual base salary (prorated and payable at target for 2020) based on performance metrics to be determined annually by the Compensation Committee; (iv) a restricted stock grant under the Company’s Amended and Restated 2008 Incentive Compensation Plan (the “2008 Plan”) with a fair value equal to $2 million, which must be held until the earlier of (x) the fifth anniversary of the grant date and (y) the date of the closing of a change in control, subject to certain exceptions set forth in the Ordan Employment Agreement; (v) a performance stock option grant under the 2008 Plan with a fair value equal to $3 million, a three-year term, requiring one year of service and with performance vesting terms set forth in the Ordan Employment Agreement; (vi) an equity grant in 2021 and future years with a fair value equal to $3.5 million based on performance metrics to be determined annually by the Compensation Committee; (vii) benefits and perquisites consistent with those provided to other senior executive officers of the Company; (viii) customary non-competition, non-solicitation, non-disparagement and confidentiality provisions; (ix) severance for a termination without “cause” or for “good reason” equal to two times Mr. Ordan’s base salary, plus two times the greater of Mr. Ordan’s target annual performance bonus or his average annual performance bonus for the three prior years, plus a pro rata bonus for the year of termination based on actual performance and the acceleration of certain equity awards and certain other benefits; and (x) severance upon termination in connection with a change in control equal to three times Mr. Ordan’s base salary, plus three times the greater of Mr. Ordan’s target annual performance bonus or his average annual performance bonus for the three prior years, plus a pro rata bonus for the year of termination based on actual performance and the acceleration of certain equity awards and certain other benefits.

The foregoing description of the Ordan Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Ordan Employment Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.

There are no family relationships among Mr. Ordan any of the Company’s directors or executive officers. Other than as described in this Current Report on Form 8-K, since the beginning of the Company’s last fiscal year, the Company has not engaged in any transactions, and there are no proposed transactions, or series of similar transactions, in which the Company was or is to be a participant and in which Mr. Ordan had a direct or indirect material interest in which the amount involved exceeds or exceeded $120,000.

Board and Committee Changes

The disclosures set forth in Item 1.01 of this Current Report on Form 8-K with respect to the Board composition are incorporated by reference into this Item 5.02.

On July 12, 2020, (i) the Departing Directors’ resignations from the Board and any committee memberships thereof, (ii) the Independent Appointees’ concurrent appointments to the Board, (iii) the appointment of Mr. Sansone as Chair of the Board and (iv) the naming of Mr. Molinelli as a Board observer, became effective. Additionally, as contemplated by the Agreement, (i) the Strategy Committee will be composed of Messrs. Kadre, McEachin, Sansone and Starcher, with Mr. Sansone as Chair; (ii) the Audit Committee will be composed of Ms. Barker and Messrs. Gabos, McEachin and Rucker, with Mr. Gabos as Chair; (iii) the Compensation Committee will be composed of Dr. Carlo, Messrs. Kadre and Starcher and Ms. Weis, with Ms. Weis serving as Chair; (iv) the Nominating and Corporate Governance Committee will be composed of Ms. Barker, Messrs. Kadre, McEachin and Starcher and Ms. Weis, with Mr. Kadre as Chair, (v) the Medical Science and Technology Committee will be composed of Drs. Carlo and Medel and Messrs. Rucker and Starcher, with Dr. Carlo as Chair; and (vi) the Board disbanded the Executive Committee.

No directors of the Company resigned because of a disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Upon his or her appointment, each Independent Appointee (other than Mr. Ordan) will receive the standard compensation received by the Company’s non-employee directors for service on the Board and committees thereof, described in the section entitled “Director Compensation” in the Company’s Annual Report on Form 10-K/A filed with the Securities and Exchange Commission (the “SEC”) on April 28, 2020. In addition, each such director (and Mr. Ordan) will enter into an Indemnification Agreement with the Company, on substantially the terms contained in the Company’s standard form previously filed with the SEC, which provides for indemnification of the indemnitee to the fullest extent allowed by Florida law.

Other than as described in this Current Report on Form 8-K, since the beginning of the Company’s last fiscal year, the Company has not engaged in any transactions, and there are no proposed transactions, or series of similar transactions, in which the Company was or is to be a participant and in which any Independent Appointee had a direct or indirect material interest in which the amount involved exceeds or exceeded $120,000.

The biographical information for the Independent Appointees is as follows:

Thomas A. McEachin, age 67, has served on the Board of Directors of RTI Surgical Holdings, Inc. (NASDAQ: RTIX), a global implant company which designs, manufactures and distributes orthopedic and other surgical implants for use in various surgical procedures, since December 2015. Previously, he held executive positions at Covidien Surgical Solutions, a division of Covidien plc (formerly NYSE: COV), a global health care products company and manufacturer of medical devices and supplies, from 2008 to 2012. During his tenure at Covidien Surgical Solutions, he served as Vice President, Finance from 2008 to 2011 and Vice President and Group Chief Financial Officer from 2011 to 2012. From 1997 to 2008, Mr. McEachin served in various finance capacities at United Technologies Corporation (NYSE: UTX), a global leader in the aerospace and building industries, and its subsidiaries, including as chief Investor Relations officer, Vice President and Controller of Pratt & Whitney, and Vice President and Chief Financial Officer of UTC Power. Prior to that, he held several executive positions with Digital Equipment Corporation (formerly NYSE: DEC), a vendor of computer systems, including computers, software, and peripherals, from 1986 to 1997. Mr. McEachin was with Xerox Corporation (n/k/a Xerox Holdings Corporation) (NYSE: XRX), a global corporation that sells print and digital document products and services, from 1975 to 1986, serving as Controller of the procurement organization. Mr. McEachin formerly served as a trustee and officer of the Wadsworth Atheneum (Hartford, CT), the oldest public art institution in the United States, serving on their executive, finance and investment committees. He also is a past board member of the Connecticut Science Center and chair of the audit committee. Mr. McEachin holds a B.S. from New York University and an MBA from Stanford University.

Mark S. Ordan, age 61, most recently served as the Chief Executive Officer and Chairman of the board of directors of Quality Care Properties, Inc. (NYSE:QCP) (“QCP”), a self-managed and self-administered real estate investment trust (“REIT”) and one of the nation’s largest actively-managed real estate companies focused on post-acute/skilled nursing and memory care/assisted living properties, from October 2016 to July 2018. Prior to joining QCP, he served as a consultant to HCP, Inc. (NYSE:HCP), a REIT which invests primarily in real estate serving the United States healthcare industry, from March 2016 until QCP’s spin-off from HCP, Inc. in October 2016. Mr. Ordan previously held several positions at Washington Prime Group Inc. (NYSE:WPG), a retail REIT, including as a director from May 2014 to May 2017, Non-Executive Chairman of the board of directors from January 2016 to June 2016, Executive Chairman from January 2015 to January 2016, and Chief Executive Officer from May 2014 until January 2015. From January 2013 to November 2013, Mr. Ordan served as a director and as the Chief Executive Officer of Sunrise Senior Living, LLC, the successor to the management business of Sunrise Senior Living, Inc. (formerly NYSE:SZR) (“Sunrise”), which had been an operator of approximately 300 senior living communities in the United States, Canada and the United Kingdom, prior to its sale in January 2013. Mr. Ordan served as Sunrise’s Chief Executive Officer from November 2008 to January 2013, as its Chief Investment and Administrative Officer from March 2008 to November 2008 and as a director from July 2008 to January 2013. While at Sunrise, Mr. Ordan led its restructuring and oversaw its eventual sale to Health Care REIT, Inc. Prior to Sunrise, he served as the Chief Executive Officer and President of The Mills Corporation (“Mills”) (formerly NYSE:MLS), an owner and manager of a diversified portfolio of regional shopping malls and retail entertainment centers, from October 2006 to May 2007, as its Chief Operating Officer from February 2006 to October 2006 and as a director from December 2006 until March 2007. While at Mills, Mr. Ordan oversaw its operations and its eventual sale to Simon Property Group, Inc. and Farallon Capital Management, L.L.C. in April 2007. Prior to Mills, he served as the President and Chief Executive Officer of Balducci’s LLC, a gourmet food store chain. He also founded and served as Chairman, President and Chief Executive Officer of Fresh Fields Markets, Inc., an organic foods supermarket chain, eventually leading the merger of the company with Whole Foods Markets, Inc. Mr. Ordan was also previously employed in the equities division of the investment banking firm of Goldman Sachs & Co. Mr. Ordan currently serves as a director at VEREIT, Inc. (NYSE:VER) (f/k/a American Realty Capital Properties, Inc.), a leading, full-service real estate operating company with investment management capability, a position he has held since June 2015. Since February 2019, Mr. Ordan has served on the Board of Trustees of Federal Realty Investment Trust (NYSE:FRT), a REIT specializing in the ownership, management, development, and redevelopment of high quality retail assets, where he also previously served from 1996 to 2006, including as Chairman from 2001 to 2006. Mr. Ordan has served on the board of directors of Elli Finance (UK) plc, the parent holding company of Four Seasons Health Care, a private home care operator, since October 2018. Previously, Mr. Ordan served on the board of Forest City Realty Trust, Inc. (formerly NYSE: FCEA), a real estate company that owns, develops, manages and acquires commercial and residential real estate, from April 2018 until its acquisition by a real estate fund of Brookfield Asset Management Inc. (NYSE: BAM) in December 2018. Mr. Ordan currently serves on the boards of the U.S. Chamber of Commerce and the Chesapeake Bay Foundation. Mr. Ordan received a BA from Vassar College and an MBA from Harvard Business School.

Guy P. Sansone, age 55, has served as the Co-Founder, Chairman and Chief Executive Officer of H2 Health, a leading regional provider of physical rehabilitation services and clinician staffing solutions, since February 2020. Prior to that, he served as Managing Director at Alvarez & Marsal in New York, a financial advisory and consulting firm notable for its work in turnaround management and performance improvement of a number of large, high-profile businesses across the globe, where he served as Chairman of the firm’s Healthcare Industry Group, which he founded in 2004. Mr. Sansone has also served on the Boards of Directors of Magellan Health, Inc. (NASDAQ: MGLN), a healthcare company focused on special populations, complete pharmacy benefits and other specialty areas of healthcare, since March 2019, and Carisk Partners, a risk transfer, care coordination company, since April 2019, and as Non-Executive Chairman of Brookdale Senior Living, Inc. (NYSE: BKD), an owner and operator of senior living and retirement communities, since January 2020. Mr. Sansone has served on the Board of Advisors for Pager, Inc., a mobile healthcare technology company, since March 2017.Previously, Mr. Sansone served on the Boards of Directors of Civitas Solutions, Inc. (formerly NYSE:CIVI), a leading national provider of home-and community-based health and human services to must-serve individuals with intellectual, developmental, physical or behavioral disabilities and other special needs, from December 2009 until its acquisition by Celtic Intermediate Corp. in March 2019, and HealthPRO Heritage, a leading national provider of therapy management and consulting services, from September 2015 to November 2019. Over the past 20 years, he has invested in and consulted as an executive to numerous companies, focusing on developing and evaluating strategic and operating alternatives designed to enhance value. Mr. Sansone earned a B.S. from the State University of New York at Albany.

John M. Starcher, Jr., age 49, is the President and Chief Executive Officer of Bon Secours Mercy Health, a not-for-profit Catholic health system that owns and operates 48 acute care hospitals, over 1,000 sites of care serving more than 10 million patients and has more than 60,000 employees across seven states and two countries, where he has served since September 2018. Prior to this, he served as Chief Executive Officer and President of Mercy Health from April 2016 to August 2018, where he oversaw the development of system strategies and operations for all 23 Mercy Health hospitals and the clinically integrated network across Ohio and Kentucky. Before being promoted to Chief Executive Officer at Mercy Health, Mr. Starcher served as an Executive Vice President of Operations and Chief Executive Officer of the Cincinnati Market at Mercy Health from January 2015 to April 2016. From August 2013 through March 2014, Mr. Starcher served as the Interim President and Chief Executive Officer of Health Management Associates Inc. (formerly NYSE:HMA) (“HMA”), an integrated acute care delivery system with 71 hospitals across 15 states, where he guided HMA through its successful sale to Community Health Systems. Prior to that, Mr. Starcher served as President of HMA’s Eastern Group from February 2012 until August 2013. Before joining HMA, Mr. Starcher served as the Chief Executive Officer of three of Mercy Health’s four divisions – overseeing more than 20 acute care hospitals, five long term care facilities, six home health agencies and dozens of affiliated clinical practices with more than $3 billion in net revenue. Prior to that, he served as the Chief Executive Officer of the Northeastern Pennsylvania Region, the senior vice president of Human Resources and corporate associate general counsel at Catholic Health Partners. Mr. Starcher started his career in 1993 in Human Resources at the Medical College of Ohio as the Director of Labor Relations where he worked until he joined Catholic Health Partners in 1999. Mr. Starcher serves as a Director on the Boards of Bon Secours Mercy Health, The Innovation Institute the Catholic Medical Mission Board and American Pain Consortium, LLC. He also serves on the Advisory Board of HealthQuest Capital. Mr. Starcher holds a Bachelor’s degree in business administration from Bowling Green State University and a Doctorate in Jurisprudence from the University of Toledo. He is licensed to practice law in the State of Ohio (currently inactive) and has actively served as a director on more than 20 boards in varied industries, including banking, insurance, acute and sub-acute healthcare, specialty care and physician practice organizations.

Shirley A. Weis, age 67, has served as the President of Weis Associates, LLC, a consulting firm she founded focused on healthcare management, strategic planning and leadership development, since January 2014. She has also served as a Senior Advisor to Leavitt Partners, LLC, a health care consulting firm, since February 2014 and as a Special Advisor to the President and Professor of Practice in the W. P. Carey School of Business and the College of Nursing and Health Innovation at Arizona State University, from August 2014 until June 2018. Previously, Ms. Weis was the Vice President and Chief Administrative Officer of Mayo Clinic, a nonprofit medical practice and medical research group, from 2007 until her retirement in December 2013. She joined Mayo Clinic in 1995 and held a number of clinical and administrative leadership positions, including Chair of Administrative Services for the Mayo Clinic in Arizona, Chair of the Mayo Clinic Managed Care Department and Executive Director of Mayo Management Services, Inc. Ms. Weis was also previously a member of the Mayo Clinic Board of Trustees and served as the Secretary for the Mayo Clinic Board of Governors. Prior to joining the Mayo Clinic, she was the Chief Operating Officer of Blue Care Network, a Health Maintenance Organization, and the Emergency Department Manager for Lansing General Hospital. Ms. Weis has served on the Boards of Directors of RTI Surgical Holdings, Inc. (NASDAQ:RTIX), a leading global surgical implant company, since October 2014 and The Medical Memory, LLC, a Phoenix-based, private company that facilitates recording of medical conversations with doctors and distributes them to patients and families, since July 2017. She previously served on the Boards of Directors of Sentry Insurance Company, a mutual insurance company specializing in business insurance, from May 2015 until April 2019, and Traverse Global Healthcare, a Phoenix-based developer of U.S. - style healthcare facilities in global markets, from February 2014 until the company was dissolved in October 2016. Ms. Weis also served on the Michigan State University College of Nursing Board of Visitors and is a distinguished author and public speaker. She is Emeritus Assistant Professor in the Mayo Clinic College of Medicine and has also taught healthcare leadership at the University of Minnesota’s Carlson School of Management, Michigan State University, University of Wisconsin-LaCrosse, Lansing Community College and for the Michigan Hospital Association. Ms. Weis holds a BSN in Nursing from Michigan State University and a Master’s degree in management from Aquinas College. She also received an honorary Doctor of Science degree from Michigan State University. Ms. Weis has been named a Michigan State University Distinguished Alumna and has received the Diana Award for Outstanding Business Women. She was also named one of the Top 25 Women in Healthcare by Modern Healthcare magazine for 2007 and 2013 and the National Association of Professional Women’s “Woman of the Year Award” for 2012.

Retirement of Dr. Medel as Chief Executive Officer

On July 12, 2020, Dr. Medel, the Chief Executive Officer of the Company and a member of the Board, retired from his capacity as Chief Executive Officer, effective immediately. Dr. Medel will continue to serve as a non-employee member of the Board until the 2021 Annual Meeting. In addition, Dr. Medel will serve as a consultant to the Company pursuant to a Consulting Agreement entered into with a wholly-owned subsidiary of the Company, for up to a twelve-month term (the “Consulting Agreement”), for which he will receive a monthly fee of $177,083.33. In the event that the wholly-owned subsidiary of the Company terminates the Consulting Agreement prior to the end of such twelve-month term, other than for material breach by Dr. Medel, Dr. Medel will receive a lump sum payment equal to the unpaid fees for each month remaining in the term.

In connection with Dr. Medel’s retirement, Dr. Medel entered into a Separation Agreement with a wholly-owned subsidiary of the Company (the “Separation Agreement”). Dr. Medel’s retirement is a termination without “Cause” (as defined in that certain Employment Agreement, dated as of August 7, 2011, as amended, between a wholly-owned subsidiary of the Company and Dr. Medel, the “Medel Employment Agreement”) and pursuant to the Separation Agreement, Dr. Medel will receive the applicable severance benefits provided under the Medel Employment Agreement. In addition, upon the earlier of (i) completion of the twelve-month term of the Consulting Agreement or (ii) termination of the Consulting Agreement by the wholly-owned subsidiary of the Company for any reason other than material breach by Dr. Medel, any outstanding unvested restricted shares granted to Dr. Medel prior to his retirement will fully vest as of such date. Dr. Medel has entered into a customary release of the Company and reaffirmed and agreed to comply with the restrictive covenants set forth in the Medel Employment Agreement.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement (including the Consulting Agreement), which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Amendments to Employment Agreements

On July 12, 2020, each of Stephen D. Farber, the Company’s Executive Vice President and Chief Financial Officer, and Dominic J. Andreano, the Company’s Executive Vice President, General Counsel and Secretary, entered into a second amendment (the “Second Amendments”) to their respective Amended and Restated Employment Agreements with a wholly-owned subsidiary of the Company, each dated as of February 13, 2020, as amended (the “Employment Agreements”), pursuant to which, among other things, (i) each executive agreed that he will not terminate his employment for “Good Reason” (as defined in the Employment Agreements) during the 60-day period after the date of the Settlement Agreement, which such executive is entitled to do under his Employment Agreement as a result of Dr. Medel no longer being the senior most executive officer of the Company; (ii) the wholly-owned subsidiary of the Company may not terminate the executive’s employment for “Cause” (as defined in the Employment Agreements) during the 91-day period beginning on the date of the Settlement Agreement, and (iii) all “Equity Awards” (as defined in the Employment Agreements) granted to the executive by the Company prior to the date of the Settlement Agreement will become fully vested as of the date of the Settlement Agreement, in connection with which each executive entered into a customary release of the Company.

The foregoing description of the Second Amendments does not purport to be complete and is qualified in its entirety by reference to the Second Amendments, which are filed as Exhibits 10.3 and 10.4 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On July 13, 2020, the Company issued a press release announcing the Company’s entry into the Agreement with Starboard, the retirement of Dr. Medel, the appointment of Mr. Ordan, the resignations of the Departing Directors and the appointments of the Independent Appointees. The full text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 under the Exchange Act, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as may be expressly set forth by specific reference to such filing.

Important Additional Information and Where You Can Find It

The Company, its directors and certain of its executive officers may be deemed to be participants in a solicitation of proxies from the Company’s shareholders at its 2020 Annual Meeting in connection with the matters to be considered at the 2020 Annual Meeting. Information regarding the Company’s directors and executive officers and their respective interests in the Company, by security holdings or otherwise, will be set forth in the Company’s Definitive Proxy Statement for its 2020 Annual Meeting, to be filed with the SEC, and reports filed by the Company and ownership forms filed by its directors and executive officers with the SEC. The Company will furnish its Definitive Proxy Statement for its 2020 Annual Meeting to shareholders entitled to vote at the meeting and will file a copy with the SEC. The Company urges its shareholders to carefully read the Definitive Proxy Statement for its 2020 Annual Meeting, and any other relevant documents filed by the Company with the SEC, when available because they will contain important information. Shareholders will be able to receive the proxy statement and other relevant documents free of charge at the SEC’s website at www.sec.gov or at www.mednax.com.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Index

Exhibit Number	Description of Exhibit

10.1	Agreement, dated as of July 12, 2020, by and among MEDNAX, Inc., Starboard Value LP and certain of its affiliates.

10.2	Separation Agreement, dated July 12, 2020, by and between MEDNAX Services, Inc. and Roger J. Medel, M.D.

10.3	Second Amendment to Amended and Restated Employment Agreement, dated as of July 12, 2020, by and between MEDNAX Services, Inc. and Stephen D. Farber.

10.4	Second Amendment to Amended and Restated Employment Agreement, dated as of July 12, 2020, by and between MEDNAX Services, Inc. and Dominic J. Andreano.

99.1	Press Release of MEDNAX, Inc. dated July 13, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDNAX, INC.

Date: July 13, 2020	By:	/s/ Stephen D. Farber
Stephen D. Farber Chief Financial Officer